Exhibit 5.1

Amit, Pollak, Matalon & Co.
Advocates and Notary

December 11, 2006

B.O.S Better Online Solutions Ltd.
Beit Rabin, Teradyon Industrial Park
Misgav, 20179, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S Better Online Solutions Ltd. (the “Company”), an Israeli corporation, in connection with the Prospectus (the “Prospectus”) and Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement and Prospectus relate to the issuance and sale of ordinary shares of the Company, nominal value NIS 4.00 per share (the “Ordinary Shares”) that are issuable upon exercise of transferable share purchase rights that are being distributed by the Company to its shareholders (the “Rights”).

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Prospectus and Registration Statement.

Amit, Pollak, Matalon & Co.
Advocates and Notary

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that:

(i) the Rights, if and when issued in accordance with the Prospectus, will be duly authorized and legally issued;

(ii) the Rights, upon issuance in accordance with the Prospectus shall constitute binding obligations of the Company under the laws of the State of Israel.

(iii) the Ordinary Shares, if and when issued in accordance with the terms of the Rights and the Prospectus, will be duly authorized, legally issued, fully paid and nonassesable.

This opinion is furnished to you solely in connection with the Prospectus and Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the related Prospectus. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.

Very truly yours, /s/ Amit, Pollak, Matalon & Co. —————————————— Amit, Pollak, Matalon & Co.